UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
June 23, 2006

MARWICH II, LTD.
(Exact name of registrant as specified in its charter)

Colorado	000-51354	84-0925128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12773 Forest Hill Boulevard West Palm Beach, Florida	33414
(Address of Principal Executive Offices)	(Zip Code)

(561) 798-2907
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Change in Control of Registrant

On June 23, 2006, Marwich II, Ltd (the "Company"), Pride Equities, Inc., Marq J. Warner and Michael R. Deans (the “Shareholders”) entered into a Stock Purchase Agreement (the “Agreement") with American Ethanol, Inc., a Nevada corporation (“American”). Pursuant to the Agreement, American has purchased from the Shareholders an aggregate of 3,343,200 shares of the Company’s common stock held by the Shareholders (the “Shares”) for an aggregate purchase price of $675,000. As a result of the consummation of the sale of the Shares to American pursuant to the Agreement, American now owns approximately 88.3% of the outstanding stock of the Company and, consequently, has a controlling interest in the Company. American used its own funds to complete the purchase of the Shares.

The officers and directors of the Company are Michael Schumacher, George A. Powell and Peter Porath, all of whom are shareholders of Pride Equities, Inc. All of the officers have agreed to resign their positions with the Company and, the Company intends to replace the officers with officers selected by American. In addition, the Board of Directors of the Company has appointed Timothy Morris as a new member of the Company’s Board, effective as of June 23, 2006, and George A. Powell and Peter Porath have resigned as directors of the Company. Mr. Schumacher has agreed to resign from the Board ten days following the filing with the Commission and the transmission to all holders of record of securities of the Company entitled to vote at a meeting for election of directors, the information and notice required by Rule 14f-1of the Exchange Act.

In connection with the foregoing purchase of the Shares, the Shareholders will pay a fee of $175,000 in cash to Creative Business Strategies, Inc. for services related to the sale of the Shares. There is no relationship between Creative Business Strategies, Inc., or any of Creative Business Strategies, Inc.’s affiliates, and Marwich, or any of Marwich’s affiliates, the Shareholders or American.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the transactions described in Item 5.01 above, George A. Powell and Peter Porath have resigned from the Board of Directors, and Timothy Morris has been appointed to the Board. In addition, effective June 23, 2006, Michael Schumacher, George A. Powell, and Peter Porath have resigned as the Company's Officers and Timothy Morris and William Maender have been appointed as the Company's Chief Executive Officer and Chief Financial Officer and Secretary, respectively. Mr. Morris and Mr. Maender are the Chief Executive Officer and Chief Financial Officer, respectively, of American.

Mr. Morris was appointed as the Chief Executive Officer of American Ethanol, Inc. in January 2006. From 2002 to 2005 Mr. Morris was a Vice President with United Bio Energy, LLC (formerly Fagen Management, LLC) where he was responsible for the operation of four fuel ethanol production facilities and the start-up of four new $60 million facilities in 2004. From 1993 to 2002 Mr. Morris served as a Plant Manager for Minnesota Corn Processors, LLC, in Columbus, Nebraska where he managed the operation of a $400 million wet milling facility that processed corn to produce fuel ethanol, corn syrup, and corn starch. Previously, Mr. Morris spent six years in brewery plant operations domestically and internationally with Coors Brewing, Inc. (Golden, Colorado) and six years of feed processing plant operations with Cargill, Inc.

Mr. Maender has been the Chief Financial Officer and Secretary of American Ethanol, Inc. since January 2006. From 2002 to December 2005, Mr. Maender was Vice President and Chief Financial Officer of Applied Tech Products, a privately held contract manufacturer of injection molded plastic and rubber products. From 2000 to 2002, Mr. Maender was the Vice President and Chief Financial Officer of Lombard Technologies, Inc. a privately held contract metal finishing company. Mr. Maender holds a BS degree in accounting from Quincy University and a MBA in Finance from Southern Illinois University.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

MARWICH II, LTD.

Date: June 24, 2006	By:	/s/ William Maender
William Maender
Chief Financial Officer